EXECUTION

COPY

EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

CAPITAL TITLE GROUP, INC.,

NATIONWIDE APPRAISAL SERVICE CORPORATION

and

CTG ACQUISITION CORPORATION

Dated January 26, 2004

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TABLE OF CONTENTS

		Page
(o)	Attorneys’ Fees	36

(p)	Remedies	36

(q)	Period Calculations	36

(r)	Further Assurances	37

(s)	Other Definitions	37

(t)	Nonwaiver	37

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into as of January 26, 2004, by and among CAPITAL TITLE GROUP, INC., a Delaware corporation (“Capital”), CTG ACQUISITION CORPORATION, a Pennsylvania corporation (“Merger Sub”), and NATIONWIDE APPRAISAL SERVICES CORPORATION, a Pennsylvania corporation (“NASC”). Capital, Merger Sub, and NASC are sometimes referred to collectively herein as the “Parties,” and sometimes individually as a “Party.”

RECITALS:

A. The respective boards of directors of Capital, the Merger Sub and NASC have determined that it is advisable to consummate the merger described in Section 2 (the “Merger”), as a result of which all of the outstanding common stock of NASC will be converted into the right to receive the Merger Consideration and NASC will be wholly owned directly or indirectly by Capital, all on the terms and subject to the conditions set forth in this Agreement.

B. Capital, Merger Sub and NASC believe that this Agreement and the transactions contemplated herein are in their respective best interests and the best interests of their respective shareholders.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1. Definitions

“Actual NASC Net Worth” means NASC’s net worth determined as of February 29, 2004, in accordance with GAAP, and by the good faith estimate of Alpern Rosenthal & Co., NASC’s principal accountants.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses.

“Affiliate” means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Audit Expenses” means all fees and expenses incurred by NASC in connection with the audit conducted by the Auditors and the preparation of all financial statements of NASC as contemplated in Section 8(b)(x) below.

“Auditors” means KPMG LLP.

“Business Day(s)” means any Day other than a Saturday, Sunday or legal holiday under the laws of the United States or the Commonwealth of Pennsylvania.

“Capital” has the meaning set forth in the preamble above.

“Capital Common Stock” means shares of common stock of Capital, $0.001 par value, per share.

“Capital Disclosure Schedule” has the meaning set forth in Section 5 below.

“Capital Measurement Price” shall mean the average closing price of a share of Capital Common Stock as quoted on The Nasdaq SmallCap Market for the thirty consecutive days ending on the close of the last trading day immediately preceding the Closing Date.

“Capital SEC Reports” means Capital’s Annual Report on Form 10-K for the year ended December 31, 2002, all proxy statements relating to Capital’s meetings of stockholders (whether annual or special) held (or to be held) after January 1, 2003, all other reports or registration statements filed by Capital with the SEC after January 1, 2003, and all amendments and supplements to all such reports and registration statements filed by Capital with the SEC.

“Cash Consideration” has the meaning set forth in Section 3(a)(i)(A) below.

“Closing” has the meaning set forth in Section 2(c) below.

“Closing Date” has the meaning set forth in Section 2(c) below.

“Closing Deadline” means April 30, 2004.

“Code” means the Internal Revenue Code of 1986, as amended.

“Constituent Corporations” has the meaning set forth in Section 2(b) below.

“Day” means a calendar day.

“Deferred Consideration” has the meaning set forth in Section 3(a)(i) below.

“Dissenting Shares” has the meaning set forth in Section 3(f) below.

“Effective Time” has the meaning set forth in Section 2(c) below.

“Election Notice” has the meaning set forth in Section 3(a)(ii) below.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Endorsed NASC Stock Certificates” has the meaning set forth in Section 3(d) below.

“Environmental, Health, and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Claims” has the meaning set forth in Section 4(i) below.

“Escrow Source Receivable” means that certain account receivable owing from The Escrow Source, Inc. to NASC in the approximate amount of Eight Hundred Thousand Dollars ($800,000.00).

“Existing NASC Actions” has the meaning set forth in Section 4(i) below.

“Existing Title Claims” has the meaning set forth in Section 4(i) below.

“Financial Statements” has the meaning set forth in Section 4(g) below.

“GAAP” means, at any particular time, generally accepted accounting principles, consistently applied on a going concern basis without regard to the pendency of the transactions contemplated hereby and using audit scope and materiality standards used in the past and, with respect to interim financial statements, subject to normal year-end adjustments.

“Genesis Software Conversion” has the meaning set forth in Exhibit A attached hereto.

“Indemnified Party” has the meaning set forth in Section 11(d) below.

“Indemnifying Party” has the meaning set forth in Section 11(d) below.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, knowhow, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Adverse Effect” means any event, effect, development, occurrence or circumstance, individually or when taken together with all other such events, effects, developments, occurrences or circumstances, causing, resulting in or having a material adverse effect on (a) the business, assets, business relationships, properties, condition (financial or otherwise), results of operations or prospects of (as the case may be) NASC and the NASC Affiliated Entities (taken as a whole) or Capital and its Subsidiaries (taken as a whole), or their respective legal right or authorization to continue to operate their respective businesses, or (b) the legal ability of the Parties to consummate the transactions contemplated by this Agreement.

“Merger” has the meaning set forth in Recital A above.

“Merger Consideration” means the aggregate of the Cash Consideration, plus the Share Consideration, if any, plus the Deferred Consideration, if any.

“Merger Sub” has the meaning set forth in the preamble above.

“Most Recent Financial Statements” has the meaning set forth in Section 4(g) below.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“NASC” has the meaning set forth in the preamble above.

“NASC Affiliated Entities” means Nationwide Appraisal and Title Agency of Ohio, Inc., an Ohio corporation, Nationwide Appraisal and Title Agency of Maryland, Inc., a Maryland corporation, and Nationwide Appraisal and Title Services of Alabama, LLC, an Alabama limited liability company.

“NASC Disclosure Schedule” has the meaning set forth in Section 4 below.

“NASC’s Knowledge” means the actual knowledge of any of the directors, officers or managerial personnel of NASC with respect to the matter in question, and such knowledge as any of the directors, officers or managerial personnel of NASC reasonably should have obtained upon diligent investigation and inquiry into the matter in question.

“NASC Shareholders” means the holders of NASC Shares.

“NASC Shares” means the common stock, $1.00 par value per share, of NASC.

“Noncompetition Agreement” has the meaning set forth in Section 8(b)(xiii) below.

“Ordinary Course of Business” means any action taken by a Person but only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such an action is not required to be authorized by the board of directors of such Person; and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Other Key Employees” means Dan Kavanaugh, Dean Kelker, Kathleen Krol, Kevin Kelly, Dionisio Lopez and Joseph Moore.

“Parties” or “Party” has the meaning set forth in the preamble above.

“Pennsylvania Law” has the meaning set forth in Section 3(f) below.

“Permitted Bonuses” means bonuses paid by NASC during the 2003 calendar year to (i) Mark Oliver in the amount of $75,000; (ii) I. Hale Oliver, in the amount of $74,900; and (iii) Dan Kavanaugh, in the amount of $75,000.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof), or any other legal entity.

“Policies” has the meaning set forth in Section 4(n) below.

“Principal Shareholders” means I. Hale Oliver and Mark Oliver.

“Regulatory Insurance Approvals” means the consents or approvals of any insurance department division or agency of any governmental entity.

“Requisite Regulatory Approvals” has the meaning set forth in Section 8(a)(vi) below.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s and similar liens for debts not yet due and payable, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase-money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Share Consideration” has the meaning set forth in Section 3(a)(ii) below.

“Shareholder Releases” has the meaning set forth in Section 8(b)(xv).

“Shareholders’ Attorney-in-Fact” has the meaning set forth in Section 2(c)(ii) below.

“Subsidiary” means any Person with respect to which a specified Person (or a Subsidiary thereof) owns directly or indirectly a majority of the outstanding voting securities or other voting equity interests.

“Surviving Corporation” has the meaning set forth in Section 2(a) below.

“Tail Insurance Policy” has the meaning set forth in Section 8(b)(xvi).

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or contribution of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 11(d) below.

“Title Claims” has the meaning set forth in Section 4(i) below.

“Unrecorded Mortgages” means any mortgage, deed of trust or similar security instrument that NASC or any of the NASC Affiliated Entities holds in escrow and has not recorded prior to Closing.

2. The Merger.

The respective boards of directors of Capital, Merger Sub and NASC have, by resolutions duly adopted, approved the following provisions of this Section 2 as the plan of merger required by the laws of the Commonwealth of Pennsylvania in connection with the Merger:

(a) The Merger. At the Effective Time (as defined in Section 2(c)), in accordance with this Agreement and applicable law, NASC shall be merged with and into the Merger Sub, the separate existence of NASC (except as may be continued by operation of law) shall cease, and NASC shall continue as the surviving corporation under the name “Nationwide Appraisal Services Corporation.” NASC, in its capacity as the corporation surviving the Merger, sometimes is referred to herein as the “Surviving Corporation”.

(b) Effect of the Merger. The Surviving Corporation shall possess all the rights, privileges, immunities and franchises, as well of a public or a private nature, of each of the Merger Sub and NASC (collectively, the “Constituent Corporations”); all property, real, personal, and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the Surviving Corporation shall be responsible and liable for all liabilities and obligations of each of the Constituent Corporations.

(c) Consummation of the Merger; Closing. Subject to the satisfaction or waiver of all of the conditions set forth in Section 8 below, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the principal executive offices of Capital in Scottsdale, Arizona, on a date and time to be mutually agreed upon by Capital and NASC, which date shall be no later than the Closing Deadline (as defined in Section 1). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” On the Closing Date, the Parties hereto will cause articles of merger relating to the Merger to be delivered to the Department of State of the Commonwealth of Pennsylvania in such form as required by, and executed in accordance with, the relevant provisions of applicable law. The Merger shall be effective at such time as such articles of merger are duly filed with and accepted by the Department of State of the Commonwealth of Pennsylvania in accordance with applicable law (the “Effective Time”).

(i) Closing Deadline. If the Closing Date has not occurred on or before the Closing Deadline, this Agreement shall automatically terminate and expire on the Closing Deadline, subject to each Party’s rights and remedies arising from a pre-termination or pre-expiration breach hereunder by the other Party pursuant to Section 9 hereof.

(ii) Post-Closing Attorney-in-Fact of NASC Shareholders. Prior to the Closing, the NASC Shareholders holding a majority of the issued and outstanding capital shares of NASC shall irrevocably appoint an individual or an entity (the “Shareholders’ Attorney-in-Fact”) to act as the NASC Shareholders’ attorney-in-fact for the purpose of (among other things) representing the NASC Shareholders in the NASC

Shareholders’ post-Closing dealings with Capital. On or prior to the Closing, NASC shall provide Capital with written documentation evidencing such appointment in form and substance reasonably acceptable to Capital. After the Closing, Capital shall be entitled to rely on the authority of the Shareholders’ Attorney-in-Fact to act for, in the name or on behalf of the NASC Shareholders as attorney-in-fact for the NASC Shareholders in connection with all post-Closing matters pertaining to this Agreement. Accordingly, whenever post-Closing actions, notices, approvals, consents are required by, for, to or from the NASC Shareholders, the Parties understand and agree that the NASC Shareholders shall be acting through the Shareholders’ Attorney-in-Fact.

(d) Articles of Incorporation and Bylaws; Directors and Officers. The Articles of Incorporation and Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation immediately after the Effective Time and shall thereafter continue to be its Articles of Incorporation and Bylaws until amended as provided therein and under applicable law. The directors of the Merger Sub holding office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time. Subject to Section 8(b)(ix), the officers of NASC holding office immediately prior to the Effective Time shall be the officers (holding the same offices as they held with NASC) of the Surviving Corporation immediately after the Effective Time.

3. Conversion of Securities; Exchange of Certificates.

(a) Conversion of Securities. Subject to Section 3(d)(ii) and Section 3(f), at the Effective Time, the following events shall occur by virtue of the Merger and without any action on the part of the Merger Sub, NASC or the holder of any of the following securities:

(i) Subject to Section 3(a)(ii) below, each of the NASC Shares issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Sections 3(a)(iii) and other than as provided in Section 3(f)), shall, without any action on the part of the holders thereof, automatically be cancelled and extinguished and be converted into and become a right to receive a pro rata portion of the following consideration:

(A) Twenty Five Million Dollars ($25,000,000.00) in cash, without interest less all costs and expenses incurred by NASC in connection with the audit and preparation of the financial statements contemplated in Section 8(b)(x) below, payable at the Closing (the “Cash Consideration”); plus

(B) Cash in an amount equal to the amount of the Escrow Source Receivable collected prior to second anniversary date of the Closing Date, payable within five Business Days of the date of collection; plus

(C) Cash in an amount equal to the applicable amount set forth in Exhibit A hereto with respect to NASC achieving the Genesis Software Conversion Milestones and payable in accordance with the terms and conditions set forth in Exhibit A; plus

(D) Cash in an amount of One Million Two Hundred Thousand Dollars ($1,200,000) less any amounts due to Capital for claims made under Section 11 hereof, payable ten Business days after the second anniversary of the Closing Date.

Amounts, if any, payable pursuant to Section 3(a)(i)(B), (C) and (D), above, are collectively referred to as the “Deferred Consideration.”

(ii) Mark Oliver, may elect, to receive restricted shares of Capital Common Stock, in lieu of receiving his pro rata share of some or all of the Cash Consideration payable to him pursuant to Section 3(a)(i)(A) hereof (the “Share Consideration”). Mark Oliver may elect to receive the Share Consideration by providing written notice to Capital not less than Ten Business Days prior to the Closing Date of his intent to receive the Share Consideration (the “Election Notice”), which Election Notice shall specify the dollar value of the Share Consideration he wishes to receive. The number of shares comprising the Share Consideration shall equal the dollar value set forth in the Election Notice divided by the Capital Measurement Price; provided, however, if the Capital Measurement Price is less than $4.75 per share, then Capital may elect not to pay the Share Consideration to Mark Oliver by providing written notice to NASC prior to the Closing of its intention not to pay the Share Consideration. Mark Oliver shall deliver to Capital a complete investor representation statement in form satisfactory to Capital, and either (A) counsel to Capital shall be satisfied in its direction that the requirements of Rule 506 under the Securities Act and all applicable state securities or “blue sky” have been satisfied with respect to the offer, issuance and sale of the Capital Common Stock to Mark Oliver pursuant to the terms of this Agreement or, (B) counsel to Capital shall otherwise be satisfied in its discretion that the offer, issuance and sale of Capital Common stock to Mark Oliver pursuant to the terms of this Agreement is otherwise exempt from registration requirements of the Securities Act and that all requirements of all applicable state securities or “blue sky” laws have been satisfied.

(iii) Each of the NASC Shares issued and outstanding immediately prior to the Effective Time and held in the treasury of NASC or owned by Capital or the Merger Sub shall automatically be canceled and extinguished and no payment shall be made with respect thereto.

(iv) Each share of Merger Sub common stock, par value $.001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

(b) [Intentionally Omitted.]

(c) Closing of NASC Transfer Books. At the Effective Time, the stock transfer books of NASC shall be closed and no transfer of shares of NASC Shares issued and outstanding immediately prior to the Effective Time shall thereafter be made.

(d) Exchange of Certificates.

(i) Upon the surrender and exchange of a stock certificate representing shares of NASC Shares, each NASC Shareholder shall be entitled to receive the respective Merger Consideration to which such Person is entitled pursuant to Section 3(a), and the certificate(s) theretofore representing shares of NASC Shares shall immediately be canceled. At the Closing, NASC and/or the NASC Shareholders shall deliver to Capital all of the outstanding stock certificates evidencing all of the NASC Shares, each in form suitable for transfer, endorsed in blank or with executed blank stock transfer powers (“Endorsed NASC Stock Certificates”), along with stock book, stock transfer, ledger, minute book and any corporate seal of NASC, and Capital shall deliver to the Shareholders’ Attorney-in-Fact (A) bank cashier’s checks made payable to each NASC Shareholder who is entitled to receive Cash Consideration at the Closing and whose Endorsed NASC Stock Certificate has been delivered to Capital at the Closing, such checks to be in such cash amounts as such NASC Shareholders may be entitled to based upon the number of NASC Shares evidenced by their Endorsed NASC Stock Certificates delivered to Capital at the Closing; (B) a stock certificate or certificates evidencing the Share Consideration issued to Mark Oliver; provided that Mark Oliver is entitled to receive the Share Consideration pursuant to Section 3(a)(ii) hereof and Mark Oliver has delivered an Endorsed NASC Stock Certificate representing all of the NASC Shares owned by Mark Oliver to Capital at the Closing. At such subsequent dates as provided for herein, Capital shall deliver the Deferred Consideration, if any, payable to the NASC Shareholders to the Shareholders’ Attorney-in-Fact, and the Shareholders’ Attorney-in-Fact shall immediately distribute such Deferred Consideration to the NASC Shareholders in accordance with the terms and conditions of this Agreement. Until surrendered and exchanged as provided above, each certificate theretofore representing shares of NASC Shares shall represent solely the right to receive the Merger Consideration, and the NASC Shareholders shall have no right to receive the Merger Consideration to which such NASC Shareholders otherwise would be entitled; provided that prior to the Closing customary procedures allowing for payment against lost or destroyed NASC stock certificates against receipt of customary and appropriate certifications and indemnities shall be honored by Capital. All certificates of Capital Common Stock issued pursuant hereto, shall bear the following legend:

“The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, and have been taken for investment purposes only and not with a view to the distribution thereof, and, except as stated in an agreement between the holder of this certificate, or its predecessor in interest, and the issuer corporation, such securities may not be sold or transferred unless there is an effective registration statement under said Act covering such securities or such sale or transfer is exempt from the registration and prospectus delivery requirements of said Act.”

(ii) No fractional shares of Capital Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any fractional share interest in Capital Common Stock which a holder of NASC Shares would otherwise be entitled to receive in the Merger

(after aggregating all fractional shares of Capital Common Stock that would otherwise be issuable to such holder) shall be rounded up to the nearest whole share if such fraction is 0.5 or greater and shall be rounded down to the nearest whole share if such fraction is less than 0.5.

(e) Taking of Necessary Action; Further Action. Capital and the Merger Sub, on the one hand, and NASC, on the other hand, shall use all reasonable efforts to take all such action (including, without limitation, action to cause the satisfaction of the conditions of the other to effect the Merger) as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full possession of all the rights, privileges, immunities and franchises of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take, and shall take, all such action.

(f) Dissenting Shareholders.

(i) Notwithstanding anything to the contrary contained in this Agreement, any NASC Shares that, as of the Effective Time, are or may become entitled to exercise statutory appraisal rights under Section 1571 of the Pennsylvania Business Corporation Law (the “Pennsylvania Law”) (such shares being referred to herein as “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 3, and the holder or holders of such Dissenting Shares shall be entitled only to such rights as may be granted to such holder or holders under applicable Pennsylvania Law; provided, however, that if the status of any such Dissenting Shares as “dissenting shares” shall not be perfected, or if any such Dissenting Shares shall lose their status as “dissenting shares,” then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such Dissenting Shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such Dissenting Shares) the Merger Consideration in accordance with Section 3.

(ii) NASC shall give Capital (A) prompt notice of any written demand received by NASC prior to the Effective Time to require NASC to purchase shares of capital stock of NASC pursuant to Pennsylvania Law and of any other demand, notice or instrument delivered to NASC prior to the Effective Time pursuant to the Pennsylvania Law, and (B) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. NASC shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Capital shall have consented in writing to such payment or settlement offer.

(g) Stock Options; Warrants. At the Effective Time, all options and warrants to purchase, or any other securities redeemable, convertible or otherwise transferable into, capital stock of NASC shall be canceled and/or terminated without any continuing obligation or liability on the part of NASC, Capital, Capital’s Subsidiaries or the Surviving Corporation with respect thereto.

4. Representations and Warranties of NASC.

NASC represents and warrants to Capital that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule of NASC accompanying this Agreement (the “NASC Disclosure Schedule”). The NASC Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4 and contain a page number for each page included therein. Except to the extent set forth in the NASC Disclosure Schedule, Capital shall not be deemed for any purpose to have notice of any fact, circumstance, event or condition which might constitute an exception to any representation or warranty of NASC in this Agreement.

(a) Organization, Qualification, and Corporate Power. NASC is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania. NASC is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. NASC has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each of the NASC Affiliated Entities is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each of the NASC Affiliated Entities has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b) Capitalization. The entire authorized capital stock of NASC consists of (i) 10,000 shares of voting common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding. NASC has no Subsidiaries. All of the issued and outstanding NASC Shares and shares or ownership interests of the NASC Affiliated Entities have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require NASC or any of the NASC Affiliated Entities to issue, sell, or otherwise cause to become outstanding any additional shares of its capital stock or other ownership interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to NASC or any of the NASC Affiliated Entities. The NASC Shares are owned of record and beneficially as set forth in the NASC Disclosure Schedule, free and clear of any and all liens, claims, encumbrances, security interests, pledges, equities, options, charges and restrictions whatsoever, other than restrictions imposed by federal or state law, including without limitation, securities or insurance law. The outstanding shares or ownership interests, as applicable, of each of the NASC Affiliated Entities are owned of record and beneficially as set forth in the NASC Disclosure Schedule, free and clear of all Security Interests, other than restrictions imposed by federal or state laws, including, without limitation, securities or insurance laws, and no Persons other than the NASC Shareholders have any ownership interest in any of the NASC Affiliated Entities.

(c) Authorization of Transaction. Subject to the Requisite Regulatory Approvals, NASC has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of NASC and is enforceable against NASC in accordance with its terms.

(d) Noncontravention. Subject to the Requisite Regulatory Approvals, neither the execution and the delivery of this Agreement by NASC, nor the consummation of the transactions contemplated hereby by NASC, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which NASC or any of the NASC Affiliated Entities is subject or any provision of their respective charters or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which NASC or any of the NASC Affiliated Entities is a party or by which any of them is bound or to which any of their assets is subject (or result in the imposition of any Security Interest upon any of their assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect. Subject to the Requisite Regulatory Approvals, neither NASC nor any of the NASC Affiliated Entities needs to give any notice to, make any filing with, or obtain any authorization, permit, certificate, registration, consent, approval or order of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement or for NASC and the NASC Affiliated Entities to continue to operate their businesses following the Closing.

(e) Title to Assets. Except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Financial Statements, NASC has good and marketable title to or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Financial Statements or acquired after the date thereof, free and clear of all Security Interests. Except as set forth on the NASC Disclosure Schedule, each of the NASC Affiliated Entities owns no assets and has no Liabilities.

(f) Corporate Compliance. Neither NASC nor any of the NASC Affiliated Entities is in default under, or in violation of, any provision of its charter, bylaws or other organizational documents.

(g) Financial Statements. Attached to Section 4(g) of the NASC Disclosure Schedule are true and correct copies of the following financial statements (collectively, the “Financial Statements”): (i) NASC’s unaudited balance sheets as of December 31, 2002 and 2001 and statements of operations and shareholders’ equity and cash flow for the two years (2) ended December 31, 2002; and (ii) NASC’s unaudited balance sheets, statements of operations and shareholders’ equity and cash flow (the “Most Recent Financial Statements”) as of and for the twelve (12) months ended December 31, 2003. The Financial Statements (including the Notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of NASC and the results of operations of NASC for such periods, and are correct and complete in all material respects. Since the date of the Most Recent Financial Statements, except for (i) Liabilities reflected on the balance sheet of the Most Recent Financial Statements, (ii) trade payables and accrued expenses incurred after the date of the Most Recent Financial Statements and incurred in the Ordinary Course of Business, and (iii) executory contract obligations, NASC has no Liabilities. Except for reserves for doubtful accounts set forth on the Most Recent Financial Statements, the accounts receivable reflected on the December 31, 2003 balance sheet included in the Most Recent Financial Statements and all accounts receivable arising since December 31, 2003, arose from bona fide transactions in the ordinary course of business and are fully collectible.

(h) Absence of Material Adverse Changes. Since the date of the Most Recent Financial Statements, there have not been any changes in the business, condition (financial or otherwise), operations, title claims, results of operations, properties, assets or prospects of NASC and the NASC Affiliated Entities, which, either individually or in the aggregate, have been or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Most Recent Financial Statements, neither NASC nor any of the NASC Affiliated Entities:

(i) sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;

(ii) entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the Ordinary Course of Business;

(iii) or any Person has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which NASC or any of the NASC Affiliated Entities is a party or by which any of them is bound;

(iv) has imposed any Security Interest upon any of its assets, tangible or intangible;

(v) has made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

(vi) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(vii) issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(viii) has delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

(ix) has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

(x) has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi) made or authorized any change in its charter, bylaws or other organizational documents;

(xii) has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xiii) has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xiv) has experienced any uninsured physical damage, destruction, or loss to its property in excess of $50,000 in the aggregate;

(xv) has made any loan to, or entered into any other transaction with, any of its directors, officers, or (except in the Ordinary Course of Business) employees;

(xvi) has entered into any employment contract or collective bargaining agreement, written or oral, which are not cancelable upon one hundred eighty (180) or fewer days’ notice or modified the terms of any existing such contract or agreement;

(xvii) has granted any increase in the base compensation of any of its directors, officers, or (except in the Ordinary Course of Business) employees;

(xviii) has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan except for those required by applicable law);

(xix) has made any other material change in the employment terms for any of its directors, officers, and key employees;

(xx) has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxi) is subject to or been involved in any other material liability occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business; and

(xxii) has agreed or committed to any of the foregoing.

(i) Litigation.

(i) Except as set forth in Section 4(i) of the NASC Disclosure Schedule: (i) there presently exists no litigation, proceedings, actions, claims or investigations at law or in equity against NASC or any of the NASC Affiliated Entities; and (ii) neither NASC nor any of the NASC Affiliated Entities is subject to a notice, writ, injunction, order, or decree of any court, agency or other governmental authority, which in the case of either (i) or (ii) above, if determined adversely against NASC or the NASC Affiliated Entities, would have a Material Adverse Effect.

(ii) Section 4(i) of the NASC Disclosure Schedule contains: (A) a list of each proceeding, action, claim or investigation at law or in equity, either pending or, to NASC’s Knowledge, threatened against NASC or any of the NASC Affiliated Entities as of the date hereof (collectively, the “Existing NASC Actions”), other than claims under real property title insurance policies, endorsements or other assurances issued by NASC or any of the NASC Affiliated Entities (“Title Claims”) or claims under escrow accounts (“Escrow Claims”); (B) a list of each Title Claim (the “Existing Title Claims”) or Escrow Claim either pending or, to NASC’s Knowledge, threatened against NASC as of the date hereof; and (C) the amount (including zero) of the reserves established with respect to the Existing NASC Actions, Title Claims, Escrow Claims and Unrecorded Mortgage Claims as reflected in the Most Recent Financial Statements.

(iii) Each of the Existing NASC Actions set forth in Section 4(i) of the NASC Disclosure Schedule are fully covered by one or more of the insurance policies of NASC set forth in Section 4(o) of the NASC Disclosure Schedules.

(j) Legal and Regulatory Compliance. Each of NASC and the NASC Affiliated Entities has complied with all Environmental, Health and Safety Laws and all other laws (including all rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments and all agencies thereof, except where any failure to comply would not have a Material Adverse Effect, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any such failure so to comply. NASC and the NASC Affiliated Entities have all licenses and permits necessary for them to conduct their business as presently conducted and as expected to be conducted in the future, and for them to own, operate and maintain their assets and properties.

(k) Tax Matters.

(i) Each of NASC and the NASC Affiliated Entities has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by NASC and the NASC Affiliated Entities (whether or not shown on any Tax Return) have been paid. Neither NASC nor any of the NASC Affiliated Entities currently is the beneficiary of any extension of time within which to file any Tax Return. There are no Security Interests on any of the assets of NASC or any of the NASC Affiliated Entities that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) Neither NASC nor any of the NASC Affiliated Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iii) Neither NASC nor any of the NASC Affiliated Entities has filed a consent under Code Sec. 341(f) concerning collapsible corporations.

(iv) The unpaid Taxes of NASC and the NASC Affiliated Entities (A) did not, as of the date of the Most Recent Financial Statements, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes set forth in the Most Recent Balance Sheet), and (B) do not exceed that reserve as adjusted for the passage of time in accordance with GAAP.

(l) Real Property.

(i) All of the real property owned by NASC, or in which it has an ownership interest, is listed in Section 4(l)(i) of the NASC Disclosure Schedule. NASC has good and marketable title to the real properties that it owns, as described in such NASC Disclosure Schedule, free and clear of all Security Interests, agreements, mortgages, covenants, conditions, restrictions, easements, charges, claims, assessments and encumbrances, except for: (A) rights of lessees or sublessees in such matters that are reflected in a written lease or sublease; (B) current taxes (including assessments collected with taxes) not yet due and payable; (C) encumbrances, if any, that are not substantial in character, amount or extent and do not materially detract from the value, or interfere with present use, or the ability of NASC to dispose, of the property subject thereto or affected thereby; and (D) other matters as described in the NASC Disclosure Schedule.

(ii) Section 4(l)(ii) of the NASC Disclosure Schedule lists all real property leased or subleased to or by NASC by or to a third party. NASC has delivered or made available to Capital correct and complete copies of the leases and subleases listed in Section 4(l)(ii) of the NASC Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4(l)(ii) of the NASC Disclosure Schedule:

(A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect, and NASC which is a party to such lease or sublease enjoys and is entitled to quiet possession thereunder;

(B) Neither NASC nor to NASC’s Knowledge, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(C) no party to the lease or sublease has repudiated any provision thereof; and

(D) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease.

(m) Tangible Assets. Each of NASC and the NASC Affiliated Entities owns or leases, or otherwise is legally entitled to use, all buildings, equipment, and other tangible personal property necessary for the conduct of its as presently conducted and as presently proposed to be conducted. All such tangible personal property has been maintained substantially in accordance with normal industry practice, and is suitable for the purposes for which it presently is used and presently is proposed to be used.

(n) Contracts. Except for real property title insurance policies, endorsements or other assurances issued by NASC or any of the NASC Affiliated Entities (collectively, “Policies”), Section 4(n) of the NASC Disclosure Schedule lists the following contracts and other agreements to which NASC or any of the NASC Affiliated Entities is a party (other than agreements with Capital or agreements that will expire or be terminated at or prior to the Closing without any continuing obligation or liability thereunder on the part of NASC, the NASC Affiliated Entities, Capital, Capital’s Subsidiaries or the Surviving Corporation with respect thereto) (collectively, the “Material Contracts”):

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year, or involve consideration in excess of $50,000;

(iii) any agreement concerning a partnership or joint venture agreement;

(iv) any agreement (or group of related agreements) under which NASC or any of the NASC Affiliated Entities has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which NASC or any of the NASC Affiliated Entities has imposed a Security Interest on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or noncompetition;

(vi) any agreement between NASC and any of NASC’s Affiliates or any of the NASC Affiliated Entities;

(vii) any profit-sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of the current or former directors, officers, and employees of NASC or any of the NASC Affiliated Entities;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or any agreement providing severance benefits or payments or other benefits resulting from the consummation of the transactions contemplated by this Agreement (other than Agreements relating to the Permitted Bonuses);

(x) any agreement under which NASC or any of the NASC Affiliated Entities advanced or loaned any amount to any of its directors, officers, and employees;

(xi) any agency agreement between NASC or any of the NASC Affiliated Entities, on the one hand, and any title insurance underwriter, on the other hand, which is currently in effect;

(xii) any agreement pursuant to which NASC or any of the NASC Affiliated Entities is leasing or servicing a title plant;

(xiii) any agreements pursuant to which an NASC or any of the NASC Affiliated Entities sold assets having a value in excess of $50,000 during the last two (2) years;

(xiv) any agreement under which NASC or any of the NASC Affiliated Entities is a guarantor or otherwise is liable for any liability or obligation (including indebtedness) of any other Person in excess of $50,000;

(xv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000; or

(xvi) any other agreement the termination of which would have a Material Adverse Effect and which could not be replaced on substantially similar terms.

NASC has delivered or made available to Capital a correct and complete copy of each written agreement listed in Section 4(n) of the NASC Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(n) of the NASC Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither NASC, the NASC Affiliated Entities, nor to NASC’s Knowledge, any other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(o) Insurance. Section 4(o) of the NASC Disclosure Schedule lists each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements, but excluding Policies) to which NASC and any of the NASC Affiliated Entities has been a party, a named insured, or otherwise the beneficiary of coverage at any time within calendar years 2001, 2002 and 2003. With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially the same terms following the consummation of the transactions contemplated hereby; (iii) neither NASC, the NASC Affiliated Entities, nor to NASC’s Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) neither NASC, the NASC Affiliated Entities, nor to NASC’s Knowledge, any other party to the policy has repudiated any provision thereof. Each of NASC and the NASC Affiliated Entities has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

(p) Employees. Neither NASC nor either of the NASC Affiliate Entities is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes or other collective bargaining disputes.

(q) Employee Benefits Plans. Section 4(q) of the NASC Disclosure Schedule lists each Employee Benefit Plan that NASC or any of the NASC Affiliated Entities maintains or to which it contributes. Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(r) Intellectual Property. NASC and the NASC Affiliated Entities collectively own or have the right to use pursuant to license, sublicense, agreement, or permission, all Intellectual Property necessary for the operation of its business as presently conducted. Neither NASC or any of the NASC Affiliated Entities has, to NASC’s Knowledge, interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties, and no third party has, to the Knowledge of NASC, interfered with, infringed upon or misappropriated any Intellectual Property rights of NASC or any of the NASC Affiliated Entities.

(s) Brokers’ Fees. Neither NASC nor either of the NASC Affiliated Entities has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(t) NASC Disclaimer. Except for the representations and warranties expressly made by Capital herein, Capital has not made any representations or warranties, express or implied, concerning Capital, its assets, liabilities, financial condition, business or operations, the Capital Common Stock or any other matter.

(u) Stockholder Vote Required. Under Pennsylvania Law, the NASC Shareholders can approve the Merger in accordance with the terms of this Agreement upon the affirmative vote or written consent of the holders of a majority of the NASC Shares outstanding at the record date for a meeting called for such purpose.

(v) Other Information. The information furnished by NASC to Capital pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the NASC Disclosure Schedule, the instruments referred to in the NASC Disclosure Schedule and the certificates and other documents to be executed or delivered pursuant to this Agreement, is not, nor as of the Closing Date, will be, false or misleading in any material respect, or contains, or as of the Closing Date, will contain, any misstatement of material fact, or omits, or as of the Closing Date, will omit to state any material fact required to be stated in order to make the statements therein not misleading.

5. Representations and Warranties of Capital. Each of Capital and the Merger Sub represents and warrants to NASC that the statements contained in this Section 5 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule of Capital and the Merger Sub accompanying this Agreement (the “Capital Disclosure Schedule”). The Capital Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 5 and contain a page number for each page included therein. Except to the extent set forth in the Capital Disclosure Schedule, NASC shall not be deemed for any purpose to have notice of any fact, circumstance, event or condition which might constitute an exception to any representation or warranty of Capital in this Agreement.

(a) Organization. Each of Capital and the Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect.

(b) Authorization of Transaction. Each of Capital and the Merger Sub has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of Capital and the Merger Sub, enforceable against Capital and the Merger Sub in accordance with its terms and conditions.

(c) Noncontravention. Subject to the Requisite Regulatory Approvals, neither the execution and the delivery of this Agreement by Capital or the Merger Sub, nor the consummation of the transactions contemplated hereby by Capital or the Merger Sub, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Capital or any of its Subsidiaries is subject or any provision of the charter, bylaws or other organizational documents of Capital or any of its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which either Capital or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Material Adverse Effect. Subject to the Requisite Regulatory Approvals, neither Capital nor the Merger Sub need to give any notice to, make any filing with, or obtain any authorization, permit, certificate, registration, consent, approval or order of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokers’ Fees. Except for the fee payable to Miller Capital Corporation, (any and all of which shall be paid by Capital and not NASC), neither Capital nor the Merger Sub has any liability or obligation to pay any fees or commission to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) SEC Filings: Financial Statements. Capital has filed all forms, reports and documents required to be filed with the SEC and has heretofore delivered to or made available to NASC, in the form filed with the SEC, the Capital SEC Reports. The Capital SEC Reports

(i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make any statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Capital SEC Reports and Capital’s latest Annual Report to Stockholders was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of Capital and its Subsidiaries as and at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(f) Capital Common Stock. The Capital Common Stock when and if issued pursuant to this Agreement, shall have been duly authorized and shall be validly issued, fully paid and nonassessable and, upon receipt, will be owned of record and beneficially by Mark Oliver, free and clear of any and all liens, claims or encumbrances created or suffered by Capital or Persons claiming by, under or through Capital, other than restrictions on transfers imposed by applicable federal or state securities laws.

6. Covenants.

(a) General. Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Without limiting the generality of the foregoing:

(i) Each Party shall use its best efforts to obtain as promptly as practicable all consents, waivers, approvals, authorizations or orders (including, without limitation, all governmental and regulatory rulings and approvals), and the Parties shall make all filings (including, without limitation, all filings with governmental or regulatory agencies), required in connection with the authorization, execution and delivery of this Agreement by the Parties and the consummation by them of the transactions contemplated hereby.

(ii) With respect to the filings for Regulatory Insurance Approvals, Capital shall make such filings as the proposed new controlling shareholder and shall pay all costs incurred by Capital in connection therewith; however, any costs incurred by NASC in connection with fulfilling its obligations to cooperate in connection with such filings shall be paid by NASC.

(iii) NASC shall cooperate reasonably with Capital in connection with Capital’s compilation and issuance to the applicable NASC Shareholders of the information required for Capital’s compliance with the Securities Act. NASC shall cooperate reasonably with Capital in connection with Capital’s compilation of the information concerning NASC required for Capital’s compliance with the registration statement requirements of the Securities Act if Capital elects to try to obtain financing for the acquisition contemplated hereby through a public offering of equity or debt; provided further, however, that NASC shall not assume any liability for (and Capital hereby indemnifies NASC from and against any misstatement and/or omissions contained in or violations of law resulting from) the contents of any such registration statement or any amendment or supplement thereto, except to the limited extent that NASC provides Capital with written information regarding NASC intended for inclusion in such registration statement, amendment or supplement.

(b) Operation of Business. NASC shall not, prior to the Closing, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, except as may be required by law or as otherwise contemplated herein. Without limiting the generality of the foregoing, (but except as may be required by law or as otherwise contemplated herein), NASC covenants and agrees that prior to the Effective Time, unless Capital shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or as otherwise expressly contemplated or permitted by this Agreement:

(i) NASC shall not, directly or indirectly, do or permit to occur any of the following:

(A) authorize or effect any change in its charter, bylaws or other organizational documents;

(B) grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

(C) except for the distributions of assets permitted elsewhere in this Agreement, declare, set aside, or pay any dividend or distribution with respect to the NASC Shares (whether in cash or in kind), or split, combine or reclassify any outstanding NASC Shares;

(D) issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

(E) impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

(F) make any change in employment terms for any of its directors, officers, and key employees, or grant any bonuses or other forms of direct or indirect compensation, except in the Ordinary Course of Business;

(G) dispose of any assets except for dispositions or distributions permitted elsewhere in this Agreement quarterly distributions to NASC Shareholders in accordance with historical practices of NASC, and other dispositions or distributions made in the Ordinary Course of Business;

(H) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof;

(I) increase, terminate, amend or alter or otherwise modify any Employee Benefit Plan; or

(J) commit to any of the foregoing.

(ii) NASC shall not, directly or indirectly, (A) enter into or modify any Material Contract, agreement or understanding to which NASC is a party; (B) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants; (C) make any individual capital expenditure, including any individual capitalizable lease obligation, other than individual expenditures necessary to maintain existing assets in good repair and other individual capital expenditures in amounts not exceeding $50,000; or (D) in the case of employees who are not officers or directors or consultants, grant or take any action with respect to the granting of any salary increases, severance or termination pay or increases in other benefits, other than grants or such actions as are in the Ordinary Course of Business of NASC and are consistent with NASC’s historic compensation practices, or grant or take any actions with respect to the granting of any discretionary bonuses;

(iii) NASC shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director;

(iv) NASC shall use its best efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or reduced in coverage amount or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation, reduction in coverage amount or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated, reduced or lapsed policies for substantially similar premiums are in full force and effect;

(v) NASC (A) shall use its best efforts to preserve intact its business organization and good will, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it; (B) shall not take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement or in any other agreement or instrument executed in connection with the transactions contemplated hereby untrue at, or at any time prior to, the Effective Time; and (C) shall notify Capital of any emergency or other change in the normal course of its business or in the operation of its properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, prospects, operations or financial condition of NASC or to NASC’s, Capital’s or the Merger Sub’s ability to consummate the transactions contemplated by this Agreement;

(vi) NASC shall not change any of its methods of accounting or accounting practices used in preparing and as reflected in the Most Recent Financial Statements in any material respect;

(vii) NASC will not waive or agree to waive any applicable statute of limitations or any similar statutory or judicial doctrine benefiting NASC;

(viii) Except with respect to the Fox Services Signing claim NASC shall not commence or settle any material legal action or proceeding, provided, that NASC may settle any legal actions or proceedings which were pending as of the date of NASC’s Most Recent Financial Statements so long as the consideration paid or agreed to be paid by NASC in connection with such settlements does not exceed $50,000 in any individual case (in the case of cash settlements) or cause the number of NASC Shares issued and outstanding, after taking into account any shares issued or canceled in connection with such settlement, to exceed the number of NASC Shares issued and outstanding on the date of this Agreement;

(ix) NASC shall cause its officers to report orally at Capital’s request (but in no event more frequently than weekly) to Capital concerning the status of NASC’s business; and

(x) NASC shall not make or amend any federal, state, or local Tax election, agree to waive or extend any statute of limitations, or resolve or agree to resolve any audit or proceeding relating to Taxes.

(c) Full Access. During the term of this Agreement, each Party will permit representatives of the other Party to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the permitting Party or its Subsidiaries, other than those pertaining to such Party’s analysis of the transactions contemplated hereby or to the negotiations of the terms and conditions hereof, or to the enforcement of any rights or remedies hereunder, or to the parties dealings with each other in general. Any information obtained by a Party hereunder shall be kept confidential by each party (unless required to be disclosed by law), and subject to the provisions of that certain Letter of Interest, dated as of November 26, 2003, a copy of which is attached hereto as Exhibit B.

(d) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development of which such Party becomes aware causing a breach of any of its own representations and warranties hereunder. No disclosure by any Party pursuant to this Section 6(d), however, shall be deemed to amend or supplement the respective Disclosure Schedule of either Party or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(e) Employment Agreement of Mark Oliver. At the Effective Time, Capital shall enter into an employment agreement (satisfactory to Capital) with Mark Oliver (the “Mark Oliver Employment Agreement”).

(f) Other Employment Agreements. At the Effective Time, Capital shall enter into an employment agreement (satisfactory to Capital) with the Other Key Employees.

(g) Employee Matters. The Closing shall not affect any individual’s status as an employee, officer or director of NASC except as provided in Section 8(b)(ix) hereof; provided, however, that the foregoing shall not be deemed to diminish the rights of NASC or Capital as an employer after the Closing, it being understood, for example, that neither NASC, nor Capital shall have any obligation to the NASC Shareholders regarding the continued employment of any Person after the Closing. Notwithstanding the foregoing, in any terminations, layoffs or other actions pertaining to any employee of NASC after the Closing, Capital shall (at its sole cost and expense), and shall cause NASC to, comply with all employment contracts, employee manuals, and applicable federal, state and local laws, including, without limitation, those requiring notice or prohibiting discrimination or the Worker Adjustment and Retraining Notification Act of 1988.

(h) Representations and Warranties Deemed Made at Closing. All representations and warranties of each Party in this Agreement will also be deemed to be made as of the Effective Time as if made on that date; except for representations or warranties expressly stated to be as of a specified and specific date, which representations and warranties shall be deemed to be made only as of such date.

7. Additional Agreements.

(a) Approval of NASC Shareholders. Prior to the Closing Date and at the earliest practicable date following the date hereof, NASC will solicit written consents from its shareholders seeking, or hold a NASC Shareholders’ meeting for the purpose of seeking, unanimous approval of this Agreement, the Merger and related matters. If NASC holds a shareholders’ meeting, the board of directors of NASC will solicit proxies from NASC’s shareholders to vote such shareholders’ shares at the NASC Shareholders’ Meeting. In soliciting such written consents or proxies, the board of directors of NASC will recommend to the NASC Shareholders that they approve this Agreement and the Merger and shall use its reasonable efforts to obtain the unanimous approval of the NASC Shareholders entitled to vote on or consent to this Agreement and the Merger in accordance with Pennsylvania Law and NASC’s charter and bylaws.

(b) Expenses. Except as expressly provided otherwise in this Agreement, each party to this Agreement shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

(c) Additional Actions. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including, but not limited to, any submissions of information requested by governmental authorities.

(d) Shareholder Claims. NASC shall not settle or compromise any claim brought by any present, former or purported holder or owner of any securities of NASC in connection with the Merger without the prior written consent of Capital (not to be unreasonably withheld or delayed).

(e) Consents from NASC’s Lenders. NASC shall obtain all required consents of its lenders with respect to the authorization, execution and delivery of this Agreement and the transactions contemplated by this Agreement.

(f) Collection of Accounts Receivable. NASC shall use commercially reasonable efforts and Capital shall use commercially reasonable efforts to cause NASC after the Closing Date to collect all accounts receivable of NASC.

8. Conditions to Obligations to Close.

(a) Conditions to Obligations of the Parties. The respective obligations of each Party to effect the Merger and consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions at or prior to the Effective Time:

(i) This Agreement (including without limitation the plan of merger contained herein) and the Merger shall have been approved and adopted by the requisite vote or written consent of the NASC Shareholders as may be required by law and by any applicable provisions of NASC’s charter and bylaws;

(ii) Any materials distributed with respect to the NASC Shareholders’ Meeting, if held, shall not contain any untrue statement of a material fact and shall not omit any statement required to be contained therein or necessary to make any statement contained therein, in the light in which made, not misleading;

(iii) There shall have been obtained each consent (other than the Requisite Regulatory Approvals) to the consummation of the transactions contemplated by this Agreement which is required to be obtained from any Person under any agreement, contract or license to which Capital, NASC or any of the NASC Affiliated Entities is a party or by or under which any of them is bound or licensed, or otherwise, the withholding of which would have a Material Adverse Effect; including without limitation, any consents contemplated in Section 7(e) hereof;

(iv) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) legally prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) materially and adversely affect either the right of Capital to own the NASC Shares or the right of NASC Shareholder(s) to own the Capital Common Stock, or (D) materially and adversely affect the right of either Party or its Subsidiaries (taken as a whole) to own its respective assets and to operate its respective businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) There shall not be any action taken, or any injunction issued, or any order, statute, rule or regulation proposed, enacted, promulgated, issued or deemed applicable to the Merger by any federal, state or foreign court, government or governmental authority or agency, which may, directly or indirectly, result in any of the consequences referred to in (iv) above;

(vi) The Parties shall have made all notices or filings required to be made, and shall have obtained all authorizations, permits, certificates, registrations, consents, approvals or orders required to be obtained, and all waiting periods required to expire shall have expired, prior to the consummation of the transactions contemplated by this Agreement under applicable laws of the United States or applicable laws of any state having jurisdiction over the transactions contemplated by this Agreement or the businesses conducted by Capital, NASC and the NASC Affiliated Entities (collectively, the “Requisite Regulatory Approvals”), including, without limitation, the Regulatory Insurance Approvals;

(vii) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Persons, which makes the consummation of the Merger illegal;

(viii) Capital shall have entered into the Mark Oliver Employment Agreement and other satisfactory employment arrangements with the Other Key Employees; and

(ix) There shall not have occurred (A) any general suspension of, or limitation on prices for, trading in securities on the Nasdaq Small Cap Market, (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by United States authorities on the extension of credit by lending institutions, (C) declaration of war by the Congress of the United States against a foreign nation, or (D) in the case of any of the foregoing existing at the date hereof, a material acceleration or worsening thereof.

(b) Additional Conditions to Obligations of Capital and the Merger Sub. The obligations of Capital and the Merger Sub to effect the Merger and consummate the transactions to be performed by them in connection with the Merger are subject to satisfaction of the following conditions at or prior to the Closing Deadline:

(i) There shall not have been, and there shall not be as of the Effective Time, a breach by NASC of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has a Material Adverse Effect and has not been cured within thirty (30) days of NASC’s receipt of written notice specifying such breach and Capital’s intention to terminate this Agreement.

(ii) NASC shall have delivered to Capital a certificate dated as of the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of NASC certifying as to the satisfaction of Section 8(b)(i) above.

(iii) NASC shall have furnished to Capital (i) a copy of the text of the resolutions by which the Board of Directors and the NASC Shareholders approved this Agreement (including, without limitation, the plan of merger contained herein) and the Merger; (ii) a certificate executed on behalf of NASC by its corporate secretary certifying to Capital that such copy is a true, correct and complete copy of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded; and (iii) an incumbency certificate executed on behalf of NASC by its corporate secretary certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto.

(iv) NASC shall have an Actual NASC Net Worth of at least $1,000,000.

(v) 100% of the NASC Shareholders shall have approved the Merger and the transactions contemplated by this Agreement, and Capital shall have received Endorsed NASC Stock Certificates representing 100% of the outstanding capital stock of NASC prior to the Closing.

(vi) Capital shall have received from counsel to NASC an opinion substantially in form and substance as set forth in Exhibit C attached hereto, addressed to Capital, and dated as of the Closing Date.

(vii) All employment agreements of NASC with Mark Oliver and the Other Key Employees (but excluding any “at-will” agreements) shall have been canceled and terminated without any continuing obligation or liability thereunder on the part of NASC, Capital, Capital’s Subsidiaries or the Surviving Corporation with respect thereto.

(viii) All options and warrants to purchase capital stock of NASC shall have been canceled and terminated without any continuing obligation or liability thereunder on the part of NASC, Capital, Capital’s Subsidiaries or the Surviving Corporation with respect thereto.

(ix) Capital shall have received the resignations, effective as of the Closing, of each director and officer of NASC whom Capital shall have specified in writing no later than fifteen (15) days prior to the Closing.

(x) Capital shall have received not later than the Closing Date all audited historical and unaudited pro forma financial statements of NASC, together with any required consent of KPMG LLP, that may be required to be included in a registration statement under the Securities Act.

(xi) All actions to be taken by NASC in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Capital.

(xii) [Intentionally Omitted.]

(xiii) The Principal Shareholders shall have executed a noncompetition agreement for the benefit of Capital and its Affiliates in substantially the form attached hereto as Exhibit D (the “Noncompetition Agreement”).

(xiv) NASC shall have not less than $500,000 cash on hand as of the Closing Date and shall have a zero balance on all of its lines of credit.

(xv) NASC shall have obtained a release, in form satisfactory to Capital, from each of the NASC Shareholders, including without limitation, Charles McConville, from all claims that each of the NASC Shareholders has against NASC or any of its affiliates (the “Shareholder Releases”), except as otherwise set forth in the Shareholder Releases.

(xvi) NASC shall have obtained an errors and omissions tail insurance policy for at least a two year period immediately following the Closing Date upon terms and conditions reasonably satisfactory to Capital (the “Tail Insurance Policy”).

(xvii) NASC shall have paid all amounts that it owes to title insurance underwriters as a result of title policy obligations that have closing periods of 90 days or longer, and shall have paid all other accounts payable as they become due in the ordinary course of business.

(xviii) The Board of Directors of Capital shall have approved the Merger and the transactions contemplated by this Agreement.

(xix) Each of the NASC Shareholders shall have transferred to NASC all of the outstanding shares or ownership interests, as applicable, of each of the NASC Affiliated Entities such that NASC shall own all of the outstanding shares or ownership interests, as applicable, of each of the NASC Affiliated Entities, free and clear of any Security Interests, as of the Closing Date.

Capital may waive any condition specified in this Section 8(b) if it executes a writing so stating at or prior to the Closing.

(c) Additional Conditions to Obligations of NASC. The obligations of NASC to effect the Merger and consummate the additional transactions to be performed by it in connection with the Merger are subject to satisfaction of the following conditions at or prior to the Effective Time:

(i) There shall not have been, and there shall not be as of the Effective Time, a breach by Capital of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has a Material Adverse Effect and has not been cured within thirty (30) days of Capital’s receipt of written notice specifying such breach and NASC’s intention to terminate this Agreement;

(ii) Capital shall have delivered to NASC a certificate dated as of the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of Capital certifying as to the satisfaction of Section 8(c)(i) above;

(iii) Capital shall have furnished to NASC (i) a copy of the text of the resolutions by which the corporate action on the part of NASC and the Merger Sub necessary to approve this Agreement and the Merger were taken, (iii) certificates executed on behalf of Capital and the Merger Sub by their respective corporate secretaries or one of their respective assistant corporate secretaries certifying to NASC, in each case, that such copy is a true, correct and complete copy of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, and (iii) an incumbency certificate executed on behalf of Capital and the Merger Sub by their respective corporate secretaries or one of their respective assistant corporate secretaries certifying, in each case, the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto; and

(iv) All actions to be taken by Capital in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to NASC.

NASC may waive any condition specified in this Section 8(c) if it executes a writing so stating at or prior to the Closing.

9. Termination.

(a) Expiration of Closing Deadline. Subject to the provisions of Section 9(b), if the Closing has not occurred by the Closing Deadline, then either Capital or NASC may thereafter terminate this Agreement and the transactions contemplated herein, by notice to such effect, to the other party, without liability of or to any party to this Agreement or any Affiliate of such party unless the reason for the Closing having not occurred is (i) such party’s willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such party’s obligations set forth in Section 8 have been satisfied or waived in writing by the other party.

(b) Termination by Capital. This Agreement and the transactions contemplated herein may be terminated by Capital if NASC has breached any material representation, warranty or covenant and has failed to cure such breach within in five Business Days from the date of receipt of written notice of such breach from Capital

(c) Termination by NASC. This Agreement and the transactions contemplated herein may be terminated by NASC without liability if (i) Capital has breached any material representation, warranty or covenant and has failed to cure such breach within five Business Days from the date of receipt of written notice of such breach from NASC; or (ii) if any of the conditions in Sections 8(b)(v) and (8)(b)(xix) have not been satisfied, and Capital has not waived the satisfaction of such conditions, or (iii) if the condition set forth in Section 8(b)(iv) has not been satisfied, and Capital has not waived the satisfaction of such condition. Any waiver of the condition set forth in Section 8(b)(iv) by Capital shall also constitute a waiver by Capital of its right to indemnification under Section 11 hereof for a breach of NASC’s representations and warranties contained in the first two sentences of Section 4(g) hereof.

10. [Intentionally Omitted.]

11. Indemnification.

(a) Limitations. Each Party’s right to make any claim or bring any legal action against the other Party based upon the other Party’s breach of its representations, warranties, covenants and agreements herein shall forever expire if written notice of such claim or legal action (along with a detailed written notice of the alleged facts underlying such claim or action) is not delivered to the other Party (or the Shareholders’ Attorney-in-Fact, as applicable) on or before the second anniversary date of the Closing Date. Any claims for indemnification occurring after the Closing Date against NASC or the NASC Shareholders made by Capital under Section 11(b) shall be limited to and paid exclusively by one or more offsets against the Deferred Consideration otherwise payable to the NASC Shareholders pursuant to Section 3(a)(i) hereof (other than claims relating to the Shareholder Releases).

(b) Post-Closing Indemnification Provisions for Benefit of Capital. Subject to Capital making a written claim for indemnification pursuant to this Section 11(b) before the expiration of the time period set forth in Section 11(a) above and the other limitations set forth in Section 11(a) hereof, the NASC Shareholders shall indemnify Capital from and against the entirety of any Adverse Consequences which Capital or its Affiliates may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by (i) the breach (or the alleged breach) by NASC of any of NASC’s representations, warranties or agreements contained herein or any agreement referenced herein; (ii) any matters or claims relating to Title Claims, Escrow Claims, Existing Title Claims and Unrecorded Mortgages that have not been adequately reserved for on the Financial Statements; and (iii) any matters covered in the Shareholder Releases; provided that the limitations set forth in Section 11(a) shall not apply to such matters covered in the Shareholder Releases. Subject to the limitations set forth in Section 11(a), NASC also shall indemnify Capital for the amount by which the sum of (i) the amount of any Liabilities of NASC to title insurance underwriters as result of policy obligations that have closing periods in excess of 90 days or longer and that are outstanding as of the Closing Date; plus (ii) the amount of any Liabilities of NASC under the Tail Insurance Policy not covered by the insurance proceeds of such Tail Insurance Policy; and plus (iii) an amount of a loss reserve equal to two percent of NASC’s 2003 gross income derived from NASC’s title insurance premiums, property reports and loan closing services, exceeds $500,000.

(c) Post-Closing Indemnification Provisions for Benefit of NASC Shareholders. Subject to the NASC Shareholders making a written claim for indemnification against Capital pursuant to Section 11(c) before the expiration of the time period set forth in Section 11(a) above, then Capital shall indemnify the Shareholders’ Attorney-in-Fact and the NASC Shareholders from and against any Adverse Consequences which the Shareholders’ Attorney-in-Fact and the NASC Shareholders may suffer resulting from, arising out of, relating to, in the nature of, or caused by any breach (or in the event any third party alleges facts that, if true, would mean Capital has breached) any of its representations, warranties or agreements contained herein. Capital also agrees to indemnify the NASC Shareholders and the Shareholders’

Attorney-in-Fact from and against the entirety of any Adverse Consequences which the NASC Shareholders and the Shareholders’ Attorney-in-Fact may suffer resulting from, arising out of, or relating to claims based on the acts or omissions of Capital or NASC subsequent to the Closing, provided that any such claim is not primarily a result of or based upon the breach of any representation, warranty or agreement of NASC contained in this Agreement.

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 11, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing, within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim, that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences that the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 11(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iv) In the event any of the conditions in Section 11(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim, to the fullest extent provided in this Section 11, (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) to the fullest extent provided in this Section 11, and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 11.

12. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (including, without limitation the Securities Act or the Securities Exchange Act) or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, their respective successors and permitted assigns, and the NASC Shareholders and the Shareholders’ Attorney-in-Fact. The Parties agree that upon the Closing the NASC Shareholders and the Shareholders” Attorney-in-Fact shall be third-party beneficiaries of this Agreement fully entitled to enforce this Agreement, and to exercise NASC’s rights and remedies hereunder, against Capital after the Closing.

(c) Survival. Unless otherwise expressly provided for in this Agreement, the representations, warranties and covenants contained in this Agreement shall survive the Closing.

(d) Entire Agreement. This Agreement (including the documents, exhibits and schedules referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they are related in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, which may be given or withheld in its respective sole discretion, except that at and as of the Closing, NASC shall automatically be deemed to have assigned its rights hereunder to the NASC Shareholders, and the NASC Shareholders shall be liable to Capital as provided in Section 11 hereof.

(f) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of the original created counterpart of this Agreement.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. Except as expressly provided to the contrary herein, any notice, consent, report, demand, document or other item to be delivered to a Party hereunder shall be deemed delivered and received (a) when given in writing and personally delivered to the Person designated below for the applicable Party, (b) one (1) day after delivery to Federal Express or an other nationally known “next-day” delivery service with delivery charges prepaid for delivery the following Business Day to the Person designated below for the applicable party; (c) upon delivery by the United States Postal Service, first-class registered or certified mail, postage prepaid, return receipt requested, and in any such case shall be delivered to the address or addresses indicated for such Party below, and/or to such other Person or address as such Party may from time to time by written notice designate to the other:

If to NASC:	Nationwide Appraisal Services Corporation
Southpointe Plaza II, Suite 300
380 Southpointe Blvd.
Canonsburg, PA 15317
Attention: I. Hale Oliver
Tel: 800-920-0050
Fax: 800-396-2726

With copy to:	Feczko & Seymour
520 Grant Street
Pittsburgh, PA 15219
Attention: Michael Seymour, Esq.
Tel: 412-261-4970
Fax: 412-261-5905

If to Capital:	Capital Title Group, Inc.
14648 North Scottsdale Road, Suite 125
Scottsdale, Arizona 85254
Attention: Donald R. Head, Chief Executive Officer
Tel: (480) 624-4200
Fax: (480) 624-4201

With a copy to:	Squire, Sanders & Dempsey L.L.P.
Two Renaissance Square
40 North Central Avenue, Suite 2700
Phoenix, Arizona 85004-4441
Attention: Christopher D. Johnson, Esq.
Tel.: (602) 528-4046
Fax: (602)253-8129

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, facsimile, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania, except where local law is otherwise applicable.

(j) Amendments. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Except as otherwise provided herein, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the preparation, negotiation and closing of this Agreement and the transactions contemplated hereby.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and have had competent counsel of their own choosing. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Attorneys’ Fees. Should either Party institute any action or proceeding to enforce any provision of this Agreement, or for damages by reason of an alleged breach of any provision of this Agreement, or for a declaration of rights hereunder, the prevailing Party in any such action shall be entitled to receive from the other Party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing Party in connection with such action or proceeding.

(p) Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

(q) Period Calculations. Any period of time specified in this Agreement which would otherwise end upon a non-Business Day shall be extended to, and shall end upon, the next following Business Day.

(r) Further Assurances. Each Party shall from time to time execute, acknowledge and deliver such further instruments and perform such additional acts as the other Party may reasonably request to effectuate the intent of this Agreement.

(s) Other Definitions. Terms defined in any other part of this Agreement shall have the defined meanings wherever capitalized herein. As used in this Agreement, the terms “herein,” “hereof” and “hereunder” refer to this Agreement in its entirety and are not limited to any specific sections. Wherever appropriate in this Agreement, the singular shall be deemed to refer to the plural and the plural to the singular, and pronouns of certain gender shall be deemed to comprehend either or both of the other genders. The word “including” shall mean “including without limitation.”

(t) Nonwaiver. Unless otherwise expressly provided herein, no waiver by a Party of any provision hereof shall be deemed to have been made unless expressed in writing and signed by the waiving Party. No delay or omission in the exercise of any right or remedy accruing to a Party upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by a Party of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained. Except as otherwise expressly provided herein to the contrary, (i) all rights, powers, options, or remedies afforded to either Party hereunder or by law shall be cumulative and not alternative, and (ii) the exercise of one right, power, option, or remedy shall not bar other rights, powers, options or remedies allowed herein or by law.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CAPITAL TITLE GROUP, INC.,
a Delaware corporation

By:	/s/ Donald R. Head
Name:	Donald R. Head
Title:	Chief Executive Officer

CTG ACQUISITION CORPORATION,
a Pennsylvania corporation

By:	/s/ Donald R. Head
Name:	Donald R. Head
Title:	Chief Executive Officer

NATIONWIDE APPRAISAL SERVICES CORPORATION
a Pennsylvania corporation

By:	/s/ Mark Oliver
Name:	Mark Oliver
Title:	Vice Chairman

EXHIBITS AND SCHEDULES LIST

Exhibit A	Genesis Software Conversion Milestones
Exhibit B	Letter of Understanding
Exhibit C	Form of Opinion of Counsel for NASC
Exhibit D	Form of Noncompetition Agreement

NASC Disclosure Schedule
Capital Disclosure Schedule

Exhibit A

Genesis Software Conversion Milestones

Exhibit A

Genesis Software Conversion Milestones

The following milestones relate to NASC’s lender customers’ conversion to the Genesis software program for purposes of interacting and conducting business with NASC (the “Genesis Software Conversion”):

MILESTONE #1:	First, at least 25% of NASC’s lender customers must have converted to the Genesis software program within 90 days of the closing of the Merger. If this first milestone is not achieved within this 90-day period, the NASC Shareholders will receive no additional consideration under Section 3(a)(i)(D) of this Agreement even if they achieve the other milestones described below.

MILESTONE #2:	If between 50%-89% of NASC’s lender customers have converted to the Genesis software program by the first anniversary of the closing of the Merger, then the NASC shareholders will receive a cash payment in an amount equal to $1,000,000 multiplied by the applicable successful conversion rate. By way of example, if 65% of NASC’s lender customers had converted to the Genesis software program by the first anniversary of the closing of the Merger, the NASC shareholders would receive a cash payment equal to $650,000.

MILESTONE #3:	If 90% or more of NASC’s lender customers have converted to the Genesis software program by the first anniversary of the closing of the Merger, then the NASC Shareholders will receive a cash payment in an amount equal to $1,000,000.

Any amounts due to the NASC shareholders in connection with the Genesis Software Conversion will be due and payable within ten business days after the earlier of (i) the first anniversary date of the Merger; and (ii) NASC achieving each of Milestone #1 and Milestone #3.

Exhibit B

Letter of Understanding

Exhibit B

Letter of Understanding

November 26, 2003

Mark Oliver

Vice Chairman

Nationwide Appraisal Services Corporation

380 Southpointe Blvd., Suite 300

Canonsburg, PA 15317

Subject: Letter of Interest

Dear Mark:

Capital Title Group, Inc. (CTG) is pleased to offer you the following acquisition terms:

Capital Title Group, Inc. to acquire 100% of the issued and outstanding shares of stock of Nationwide Appraisal Services Corporation.

1.	Acquisition Price to be in the range of $28 M to $30 M, of which 85% to 90% would be in the form of cash at closing and the remaining portion to be stock in CTG. Final acquisition terms to be determined based upon CTG due diligence review.

2.	Subject To:
a.	Approval of the Board of CTG.
b.	Formal due diligence on CTG’s part to include review of current financial information, contracts, leases, agreements, employee contracts & benefits, technology platforms, etc., that are presently in place to commence upon Nationwide’s approval of this Letter of Interest.
c.	Upon Nationwide’s acceptance of this Letter of Interest, there shall be a 120 day stand still during which time Nationwide, the Board of Directors and the employees of above named companies shall not entertain or talk with other potential investors re: sale, investment in or partnership with said companies.

3.	Other Terms:
a.	Mark Oliver to sign a three year employment contract with a salary and stock option package to be negotiated.
b.	Key Officers of the company to be retained with appropriate salary / stock option packages to be determined.
c.	Neither owners, management, the Board of Directors, employees of Nationwide nor CTG shall make any public announcement or issue any press release concerning the proposed deal contemplated herein without the prior written consent of the other party, except as may be legally required, in which case the party making the announcement shall permit the other party to review in advance the text of any such announcement.

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d)	Upon Nationwide’s acceptance of the terms of this Letter of Interest due diligence by CTG will commence, and upon satisfactory findings, a definitive agreement and other closing documents will be prepared by CTG and closing will take place by March 31, 2004.
e)	Subject to a one-year holdback of 5% of the acquisition price.

Sincerely,

/s/ DONALD R. HEAD
Donald R. Head
Chief Executive Officer

This Letter of Interest does not create a binding legal agreement other than as provided in paragraphs 2.c (standstill) and 3.c (confidentiality) and will expire if we have not received a counter signed copy in our offices by Friday, December 12, 2003 by 5 pm MDST.

Acknowledgement and Acceptance: By signing below I / we hereby agree with and accept the above terms and conditions,

Nationwide Appraisal Services Corporation

By:  I. Hale Oliver

Title:  Chairman and CEO

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Exhibit C

Form of Opinion of Counsel for NASC

LEGAL OPINIONS OF COUNSEL TO

NATIONWIDE APPRAISAL SERVICES CORPORATION

1. NASC and each of the NASC Affiliated Entities is a corporation duly organized, validly existing and in good standing under its respective jurisdiction of incorporation.

2. NASC and each of the NASC Affiliated Entities is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect.

3. NASC and each of the NASC Affiliated Entities has the corporate power and corporate authority to own its properties and assets, to carry on its business as presently conducted, and to enter into the Transaction Documents and perform its obligations thereunder.

4. NASC has the corporate power and corporate authority to enter into the Transaction Documents to which it is a party and to perform its respective obligations thereunder.

5. Each Transaction Document to which NASC is a party has been duly authorized by all necessary corporate action on the part of NASC, and has been duly executed and delivered by NASC.

6. Each Transaction Document to which NASC is a party is a legal, valid and binding obligation of NASC, enforceable against NASC in accordance with its terms.

7. The authorized capital stock of NASC consists of 10,000 shares of common stock, of which 1,000 shares are issued and outstanding. To counsel’s knowledge, NASC has no other securities, or rights to acquire other securities, outstanding. All presently outstanding shares of capital stock of NASC have been duly authorized and validly issued, and are fully paid and nonassessable.

8. The outstanding shares of NASC Common Stock are owned of record by the NASC Shareholders as set forth in the NASC Disclosure Schedule, and the transfer by the NASC Shareholders of their shares of NASC Common Stock to Capital is not subject to any preemptive or similar right contained in NASC’s Articles of Incorporation or Bylaws, or to counsel’s knowledge, in any other agreement or document. To counsel’s knowledge, the shares of outstanding capital stock of the NASC Affiliated Entities are owned of record and beneficially as set forth in the NASC Disclosure Statement, free and clear of all Security Interests, other than restrictions imposed by federal or state laws, including, without limitation, securities or insurance laws, and no Persons other than the NASC Shareholders have any ownership interest in any of the NASC Affiliated Entities.

9. The execution and delivery of each Transaction Document to which NASC is a party, and the performance by NASC of its obligations under each such Transaction Document, will not breach or result in a violation of (a) its Articles of Incorporation or Bylaws, or (b) any judgment, order or decree of any court or arbitrator known to counsel or (c) any Material Contract known to counsel.

10. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required of NASC or either of the NASC Affiliated Entities in connection with the valid execution, delivery and performance by NASC, of the Transaction Documents to which NASC, is a party, other than such consents, approvals, authorizations, designations, declarations or filings as have been made or obtained on or before the date hereof or which are not required to be made or obtained until after the date hereof.

As used in the foregoing opinions:

“Transaction Documents” means, collectively, the Agreement and Plan of Merger, the Noncompeition Agreement, all of the Shareholder Releases, the Articles of Merger and any other agreements or documents to which NASC is a party.

All other capitalized terms used herein shall have the meanings given to such terms in the Agreement and Plan of Merger.

EXHIBIT D

Form of Noncompetition Agreement

NONCOMPETITION AGREEMENT

This NONCOMPETITION AGREEMENT (this “Agreement”) is made and entered into as of this        day of             , 2004, by I. HALE OLIVER and MARK OLIVER (collectively, the “Principal Shareholders”) in favor of CAPITAL TITLE GROUP, INC., a Delaware corporation (“Capital”), NATIONWIDE APPRAISAL SERVICES CORPORATION, a Pennsylvania corporation (“NASC) and their Affiliates. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

RECITALS

A. Capital, NASC and Merger Sub entered into that certain Agreement and Plan of Merger, dated January       , 2004 (the “Merger Agreement”).

B. The Principal Shareholders are required to enter into this Agreement as a closing condition to the obligations of Capital under the Merger Agreement.

C. This Agreement constitutes part of the bargained for exchange between the parties to the Merger Agreement and is a material inducement for Capital to enter into the Merger Agreement and perform its obligations thereunder.

AGREEMENT

1. Non-Competition, Non-Solicitation and Non-Disclosure.

(a) General. In consideration of the payment of the consideration to the Principal Shareholders as contemplated in the Merger Agreement, the Principal Shareholders hereby jointly and severally covenant and agree as follows:

(i) Without the prior written consent of Capital, each of the Principal Shareholders, shall not for a period of three (3) years from and after the Closing Date (A) directly or indirectly acquire or own in any manner any interest in any person, firm, partnership, corporation, association or other entity which engages or plans to engage in any facet of the business of NASC or which currently competes, plans to compete or in the future competes in any way with Capital, NASC or their Affiliates, anywhere in the United States of America (the “Territory”), (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity which engages or plans to engage in any facet of the business of NASC or which currently competes, plans to compete or in the future competes in any way with Capital or any of its Subsidiaries or Affiliates within the Territory, or (C) utilize his special knowledge of the business of NASC and its relationships with customers, suppliers and others to compete with Capital, NASC and/or any of their Affiliates in any business which engages, plans to engage or in the future engages in any business conducted by Capital, NASC, or any of their respective Affiliates.

(ii) Except with respect to Mark Oliver’s duties under his employment agreement with NASC, without the prior written consent of Capital, each of the Principal Shareholders shall not for a period of five (5) years from the Closing Date, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of NASC, unless such employee or former employee has not been employed by NASC for a period in excess of nine months, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of NASC, nor shall either of the Principal Shareholders make known the names and addresses of such customers or any information relating in any manner to NASC’s trade or business relationships with such customers.

(iii) Each of the Principal Shareholders shall not at any time divulge, communicate, use to the detriment of Capital, NASC, or any of their respective Affiliates for the benefit of any other person or persons, or misuse in any way, any confidential information. Any confidential information or data now known or hereafter acquired by the Principal Shareholders with respect to NASC and its business shall be deemed a valuable, special and unique asset of Capital, NASC and their Affiliates that is received by the Principal Shareholders in confidence and as a fiduciary, and each of the Principal Shareholders shall remain a fiduciary to Capital, NASC and their Affiliates with respect to all of such information.

(iv) If either of the Principal Shareholders violate any obligation contained in this Section 1(a), then the applicable time period contained in this Section 1(a) shall be extended by a period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

(v) Each of the Principal Shareholders acknowledges and agrees that the covenants provided for in this Section 1(a) are reasonable and necessary in terms of time, area and line of business to protect Capital, NASC and their Affiliates. Each of the Principal Shareholders acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the legitimate business interests of Capital, NASC and their Affiliates which include their interests in protecting (i) valuable confidential business information, (ii) substantial relationships with customers throughout the United States, and (iii) customer goodwill associated with the ongoing business of Capital, NASC and their respective Affiliates. Each Principal Shareholder expressly authorizes the enforcement of the covenants provided for in this Section 1(a) by (A) Capital, NASC, and their Affiliates, (B) Capital’s and NASC’s permitted assigns, and (C) any successors to Capital’s and NASC’s business. To the extent that the covenants provided for in this Section 1(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

(b) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by either of the Principal Shareholders of any or all of the covenants and agreements contained in Section 1(a) may cause irreparable harm and damage to Capital, NASC and their Affiliates in a monetary amount which may be virtually impossible to ascertain. As a result, the Principal Shareholders recognize and hereby acknowledge that Capital, NASC and their Affiliates shall be entitled to an injunction from any court of competent jurisdiction enjoining and

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restraining any breach or violation of any or all of the covenants and agreements contained in Section 1(a) by the Principal Shareholders and/or their associates, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies Capital, NASC and their Affiliates may possess hereunder, at law or in equity. Nothing contained in Section 1(a) shall be construed to prevent Capital, NASC and their Affiliates from seeking and recovering from either of the Principal Shareholders damages sustained by it as a result of any breach or violation by the either of Principal Shareholders of any of the covenants or agreements contained herein.

2. Indulgences. Neither any failure nor any delay on the part of Capital, NASC or any of their Affiliates to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

3. Controlling Law. THIS AGREEMENT AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA NOTWITHSTANDING ANY CONFLICT OF LAW RULES TO THE CONTRARY.

4. Assignment. Neither of the Principal Shareholders shall delegate any of its obligations under this Agreement.

5. Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of Capital, NASC and their Affiliates, and subject to Section 4 hereof, their respective successors and assigns.

6. Construction. Each of the Principal Shareholders acknowledges and agrees that it has participated in the preparation of this Agreement and that this Agreement has been reviewed by its legal counsel and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, Capital, NASC, the Principal Shareholders or any of their respective Affiliates, shall be drawn form the fact that any one or more of them has drafted any portion hereof.

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

THE UNDERSIGNED HAVE READ THIS ENTIRE AGREEMENT CAREFULLY AND FULLY UNDERSTAND THE LIMITATIONS THAT THIS AGREEMENT IMPOSES UPON THEM AND ACKNOWLEGE AND AGREE THAT THOSE LIMITATIONS ARE REASONABLE.

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IN WITNESS WHEREOF, each of the Principal Shareholders has hereunto signed this Agreement as of the date first above written.

I. Hale Oliver

Mark Oliver

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